Exhibit 99

Dollar General Appoints John W. Garratt as Interim CFO

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 25, 2015--Dollar General Corporation (NYSE: DG) today announced the appointment of John W. Garratt as interim chief financial officer effective July 1, 2015. He follows David Tehle, who had previously announced his retirement in March 2015.

“We are fortunate to have John serve as our interim CFO. I look forward to continuing to work with him as we execute our new store growth,” said Todd J. Vasos, Dollar General’s chief executive officer.

Garratt, who is currently the senior vice president of finance and strategy, will now oversee all aspects of the Company’s financial, accounting and information technology operations until a new CFO is in place. Prior to joining Dollar General in 2014, Garratt held various positions of increasing responsibility in the finance organization of Yum! Brands between May 2004 and October 2014, and held leadership positions in corporate strategy and financial planning. Most recently, he was vice president, finance and division controller for KFC. Prior to Yum! Brands, Garratt served as Plant Controller for Alcoa from April 2002 to May 2004. He also spent three years with General Electric in various financial management roles with increasing responsibility. He started his career at Alcoa where he worked for approximately nine years from May 1990 to March 1999. Garratt holds a bachelor’s degree in finance from Indiana University and an MBA in finance and strategy from Carnegie Mellon University.

The Company has engaged a leading executive search firm to assist with the search for a permanent CFO and will consider both internal and external candidates for the job.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 12,000 stores in 43 states, Dollar General has more retail locations in the U.S. than any other discount retailer. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

CONTACTS
Dollar General Corporation
Investor Contacts:
Mary Winn Pilkington, 615-855-5536
Matt Hancock, 615-855-4811
or
Media Contact:
Dan MacDonald, 615-855-5209